Exhibit 99.1

COHEN & COMPANY REPORTS FOURTH QUARTER & FULL YEAR 2022 FINANCIAL RESULTS

Board Declares Quarterly Dividend of $0.25 per Share

Philadelphia and New York, March 7, 2023 – Cohen & Company Inc. (NYSE American: COHN), a financial services firm specializing in an expanding range of capital markets and asset management services, today reported financial results for its fourth quarter and full year ended December 31, 2022.

Summary Operating Results

	Three Months Ended			Twelve Months Ended
($ in thousands)	12/31/22	9/30/22	12/31/21	12/31/22	12/31/21
Net trading	$9,644	$7,966	$15,204	$40,009	$69,385
Asset management	1,761	3,456	5,136	9,004	10,923
New issue and advisory	4,235	13,235	17,209	24,721	28,736
Principal transactions and other revenue	(3,190)	(1,192)	(10,507)	(29,347)	37,324
Total revenues	12,450	23,465	27,042	44,387	146,368
Compensation and benefits	8,970	15,227	23,634	50,290	85,048
Non-compensation operating expenses	6,251	5,390	6,069	22,060	21,727
Operating income	(2,771)	2,848	(2,661)	(27,963)	39,593
Interest expense, net	(1,179)	(1,346)	(1,706)	(4,982)	(7,233)
Other non-operating income	-	-	-	-	2,127
Income (loss) from equity method affiliates	(6,401)	618	28,498	(20,931)	36,010
Income (loss) before income tax expense (benefit)	(10,351)	2,120	24,131	(53,876)	70,497
Income tax expense (benefit)	1,260	1,761	(4,117)	4,794	(3,541)
Net income (loss)	(11,611)	359	28,248	(58,670)	74,038
Less: Net income (loss) attributable to the non-convertible non-controlling interest	(4,223)	(109)	17,738	(23,203)	35,574
Enterprise net income (loss)	(7,388)	468	10,510	(35,467)	38,464
Less: Net income (loss) attributable to the convertible non-controlling interest	(4,387)	1,387	6,354	(22,078)	26,656
Net income (loss) attributable to Cohen & Company Inc.	$(3,001)	$(919)	$4,156	$(13,389)	$11,808
Fully diluted net income (loss) per share	$(2.10)	$(0.64)	$2.43	$(9.43)	$7.83

Adjusted pre-tax income (loss)	$(6,128)	$2,229	$6,393	$(30,673)	$32,796
Fully diluted adjusted pre-tax income (loss) per share	$(1.13)	$0.41	$1.23	$(5.62)	$6.50

Adjusted pre-tax income (loss) is not a measure recognized under U.S. generally accepted accounting principles (“GAAP”). See Note 1 below.

Lester Brafman, Chief Executive Officer of Cohen & Company, said, “Continued turbulent market conditions impacted our reported financial results in the quarter, particularly from negative mark-to-market adjustments on our principal investing portfolio. Our principal investing segment accounted for substantially all of our consolidated adjusted pre-tax loss for the quarter and for the full year. Despite this challenging market backdrop, our Cohen & Company Capital Markets investment banking team continues to grow market share as an advisor and agent, with multiple recently announced leadership engagements. We remain focused on our strategic objectives, and we are confident that past investments will translate into higher revenues in the future, especially from the Cohen & Company Capital Markets team. As we move forward, we are committed to enhancing stockholder value, and in the fourth quarter we continued to pay our quarterly dividend.”

Financial Highlights

●	Net loss attributable to Cohen & Company Inc. was $3.0 million, or $2.10 per diluted share, for the three months ended December 31, 2022, compared to net loss of $0.9 million, or $0.64 per diluted share, for the three months ended September 30, 2022, and net income of $4.2 million, or $2.43 per diluted share, for the three months ended December 31, 2021. Adjusted pre-tax loss was $6.1 million, or $1.13 per diluted share, for the three months ended December 31, 2022, compared to adjusted pre-tax income of $2.2 million, or $0.41 per diluted share, for the three months ended September 30, 2022, and adjusted pre-tax income of $6.4 million, or $1.23 per diluted share, for the three months ended December 31, 2021. Adjusted pre-tax income (loss) and adjusted pre-tax income (loss) per diluted share are not measures recognized under GAAP. See Note 1 below.

●	Revenues were $12.5 million for the three months ended December 31, 2022, compared to $23.5 million for the prior quarter and $27.0 million for the prior year quarter.

o	Net trading revenue was $9.6 million for the three months ended December 31, 2022, up $1.7 million from the prior quarter and down $5.6 million from the prior year quarter. The increase from the prior quarter was due primarily to higher trading revenue from our mortgage and municipal groups, while the decrease from the prior year quarter was due primarily to lower trading revenue from our mortgage and corporate groups.

o	Asset management revenue was $1.8 million for the three months ended December 31, 2022, down $1.7 million from the prior quarter and down $3.4 million from the prior year quarter. The decrease from the prior quarter was due primarily to the successful auction of an Alesco collateralized debt obligation (“CDO”) in September 2022, and the accompanying $1.6 million of subordinated management fees in arrears that were recorded in the prior quarter. The decrease from the prior year quarter was due primarily to an incentive allocation earned by the manager of the Company’s SPAC funds in the prior year quarter.

o	New issue and advisory revenue was $4.2 million for the three months ended December 31, 2022, down $9.0 million from the prior quarter and $13.0 million from the prior year quarter. In the current quarter, the Cohen & Company Capital Markets investment banking team generated $2.9 million, the European insurance origination team generated $1.2 million, and the commercial real estate origination team generated $0.1 million of the new issue and advisory revenue.

o	Principal transactions and other revenue was negative $3.2 million for the three months ended December 31, 2022, compared to negative $1.2 million in the prior quarter and negative $10.5 million in the prior year quarter. In all quarters presented, the negative principal transactions and other revenue was primarily due to mark-to-market adjustments on the Company’s principal investments related to the Company’s involvement in the SPAC market as a sponsor, asset manager, and investor, which has resulted in increased holdings of public equity positions in post-business combination companies, often restricted, which are subject to market adjustments, both up and down.

●	Compensation and benefits expense during the three months ended December 31, 2022 decreased $6.3 million from the prior quarter and $14.7 million from the prior year quarter. The number of Company employees was 121 as of December 31, 2022, compared to 122 as of September 30, 2022, and 118 as of December 31, 2021.

●	Interest expense during the three months ended December 31, 2022 decreased $0.2 million from the prior quarter and $0.5 million from the prior year quarter.

●	Loss from equity method affiliates for the three months ended December 31, 2022 was $6.4 million, compared to income from equity method affiliates of $0.6 million for the prior quarter and income from equity method affiliates of $28.5 million for the prior year quarter. The liquidation of the Company’s sponsored SPAC, INSU Acquisition Corp. III, accounted for $4.8 million of the loss from equity method affiliates during the three months ended December 31, 2022, which is offset by a $4.2 million credit recorded in the net income (loss) attributable to the non-convertible non-controlling interest line item. Income (loss) from equity method affiliates also fluctuates depending on the timing of the closing of any business combinations by the Company’s equity method investees that are sponsors of SPACs, which typically result in increased value of founder shares allocable to the Company by the sponsors.

●	Income tax expense for the three months ended December 31, 2022 was $1.3 million, compared to $1.8 million in the prior quarter, and income tax benefit of $4.1 million in the prior year quarter. The Company will continue to evaluate its operations on a quarterly basis and may adjust the valuation allowance applied against the Company's net operating loss and net capital loss tax assets. Future adjustments could be material and may result in additional tax benefit or tax expense.

Total Equity and Dividend Declaration

●	As of December 31, 2022, total equity was $94.0 million, compared to $151.4 million as of December 31, 2021; the non-convertible non-controlling interest component of total equity was $17 thousand as of December 31, 2022 and $31.9 million as of December 31, 2021. Thus, the total equity excluding the non-convertible non-controlling interest component was $94.0 million as of December 31, 2022, a $25.6 million decrease from $119.6 million as of December 31, 2021.

●	The Company’s Board of Directors has declared a quarterly dividend of $0.25 per share, payable on April 5, 2023, to stockholders of record as of March 22, 2023. The Board of Directors will continue to evaluate the dividend policy each quarter, and future decisions regarding dividends may be impacted by quarterly operating results and the Company’s capital needs.

Conference Call

The Company will host a conference call at 10:00 a.m. Eastern Time (ET), today, March 7, 2023, to discuss these results. The conference call will be available via webcast. Interested parties can access the webcast by clicking the webcast link on the Company’s homepage at www.cohenandcompany.com. Those wishing to listen to the conference call with operator assistance can dial (877) 524-8416 (domestic) or +1 (412) 902-1028 (international). A replay of the call will be available for three days following the call by dialing (877) 660-6853 or (201) 612-7415, with participant passcode 13736638.

About Cohen & Company

Cohen & Company is a financial services company specializing in an expanding range of capital markets and asset management services. Cohen & Company’s operating segments are Capital Markets, Asset Management, and Principal Investing. The Capital Markets segment consists of fixed income sales, trading, and gestation repo financing as well as new issue placements in corporate and securitized products, and advisory services, operating primarily through Cohen & Company’s subsidiaries, J.V.B. Financial Group, LLC in the United States and Cohen & Company Financial Europe S.A. in Europe. A division of JVB, Cohen & Company Capital Markets is the Company’s full-service boutique investment bank with a focus on mergers and acquisitions, capital markets, and SPAC advisory. The Asset Management segment manages assets through collateralized debt obligations, managed accounts, and investment funds. As of December 31, 2022, the Company managed approximately $2.1 billion in primarily fixed income assets in a variety of asset classes including US and European trust preferred securities, subordinated debt, and corporate loans. The Principal Investing segment is comprised primarily of investments the Company holds related to its SPAC franchise and other investments the Company has made for the purpose of earning an investment return rather than investments made to support its trading or other capital markets business activity. For more information, please visit www.cohenandcompany.com.

Note 1: Adjusted pre-tax income (loss) and adjusted pre-tax income (loss) per share are non-GAAP measures of performance. Please see the discussion under “Non-GAAP Measures” below. Also see the tables below for the reconciliations of non-GAAP measures of performance to their corresponding GAAP measures of performance.

Forward-looking Statements

This communication contains certain statements, estimates, and forecasts with respect to future performance and events. These statements, estimates, and forecasts are “forward-looking statements.” In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “seek,” or “continue” or the negatives thereof or variations thereon or similar terminology. All statements other than statements of historical fact included in this communication are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties, and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied in the forward-looking statements including, but not limited to, those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in our filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov and our website at www.cohenandcompany.com/investor-relations/sec-filings. Such risk factors include the following: (a) a decline in general economic conditions or the global financial markets, including those caused by inflation, raising interest rates, and the Russian /Ukrainian war, (b) losses caused by financial or other problems experienced by third parties, (c) losses due to unidentified or unanticipated risks, (d) a lack of liquidity, i.e., ready access to funds for use in our businesses, (e) the ability to attract and retain personnel, (f) litigation and regulatory issues, (g) competitive pressure, (h) an inability to generate incremental income from new or expanded businesses, (i) unanticipated market closures or effects due to inclement weather or other disasters, (j) losses (whether realized or unrealized) on our principal investments, (k) the possibility that payments to the Company of subordinated management fees from its CDOs will continue to be deferred or will be discontinued, (l) the possibility that the stockholder rights plan may fail to preserve the value of the Company’s deferred tax assets, whether as a result of the acquisition by a person of 5% of the Company’s common stock or otherwise, (m) a reduction in the volume of investments into SPACs, (n) the difficulty in identifying potential business combinations as a result of increased competition in the SPAC market, (o) the value of our holdings of founders shares in post-business combination companies is volatile and may decline and the possibility that significant portions of the founder shares may remain restricted for a long period of time, (p) the possibility that the Company will stop paying quarterly dividends to its stockholders, (q) the possibility that the Company will incur additional losses liquidating collateral related to a reverse repo with now bankrupt First Guaranty Mortgage Corporation, (r) the impacts of rising interest rates and inflation, and (s) the impacts of the COVID-19 pandemic. As a result, there can be no assurance that the forward-looking statements included in this communication will prove to be accurate or correct. In light of these risks, uncertainties, and assumptions, the future performance or events described in the forward-looking statements in this communication might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Cautionary Note Regarding Quarterly Financial Results

Due to the nature of our business, our revenue and operating results may fluctuate materially from quarter to quarter. Accordingly, revenue and net income in any particular quarter may not be indicative of future results. Further, our employee compensation arrangements are in large part incentive-based and, therefore, will fluctuate with revenue. The amount of compensation expense recognized in any one quarter may not be indicative of such expense in future periods. As a result, we suggest that annual results may be the most meaningful gauge for investors in evaluating our business performance.

COHEN & COMPANY INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	12/31/22	9/30/22	12/31/21	12/31/22	12/31/21
Revenues
Net trading	$9,644	$7,966	$15,204	$40,009	$69,385
Asset management	1,761	3,456	5,136	9,004	10,923
New issue and advisory	4,235	13,235	17,209	24,721	28,736
Principal transactions and other revenue	(3,190)	(1,192)	(10,507)	(29,347)	37,324
Total revenues	12,450	23,465	27,042	44,387	146,368
Operating expenses
Compensation and benefits	8,970	15,227	23,634	50,290	85,048
Business development, occupancy, equipment	1,299	1,234	990	5,076	3,365
Subscriptions, clearing, and execution	2,249	2,112	2,562	8,274	10,307
Professional services and other operating	2,560	1,905	2,404	8,153	7,684
Depreciation and amortization	143	139	113	557	371
Total operating expenses	15,221	20,617	29,703	72,350	106,775
Operating income (loss)	(2,771)	2,848	(2,661)	(27,963)	39,593
Non-operating income (expense)
Interest expense, net	(1,179)	(1,346)	(1,706)	(4,982)	(7,233)
Other non-operating income (expense)	-	-	-	-	2,127
Income (loss) from equity method affiliates	(6,401)	618	28,498	(20,931)	36,010
Income (loss) before income tax expense (benefit)	(10,351)	2,120	24,131	(53,876)	70,497
Income tax expense (benefit)	1,260	1,761	(4,117)	4,794	(3,541)
Net income (loss)	(11,611)	359	28,248	(58,670)	74,038
Less: Net income (loss) attributable to the non-convertible non-controlling interest	(4,223)	(109)	17,738	(23,203)	35,574
Enterprise net income (loss)	(7,388)	468	10,510	(35,467)	38,464
Less: Net income (loss) attributable to the convertible non-controlling interest	(4,387)	1,387	6,354	(22,078)	26,656
Net income (loss) attributable to Cohen & Company Inc.	$(3,001)	$(919)	$4,156	$(13,389)	$11,808

Earnings per share
Basic
Net income (loss) attributable to Cohen & Company Inc.	$(3,001)	$(919)	$4,156	$(13,389)	$11,808
Basic shares outstanding	1,429	1,429	1,328	1,420	1,187
Net income (loss) attributable to Cohen & Company Inc. per share	$(2.10)	$(0.64)	$3.13	$(9.43)	$9.95

Fully Diluted
Net income (loss) attributable to Cohen & Company Inc.	$(3,001)	$(919)	$4,156	$(13,389)	$11,808
Net income (loss) attributable to the convertible non-controlling interest	-	-	6,354	-	26,656
Net interest attributable to convertible debt, net of taxes	-	-	301	-	1,183
Income tax and conversion adjustment	-	-	2,583	-	1,719
Net income (loss) attributable to Cohen & Company Inc. for fully diluted net income (loss) per share calculation	$(3,001)	$(919)	$13,394	$(13,389)	$41,366
Basic shares outstanding	1,429	1,429	1,328	1,420	1,187
Unrestricted Operating LLC membership units exchangeable into COHN shares	-	-	2,856	-	2,851
Additional dilutive shares	-	-	1,320	-	1,247
Fully diluted shares outstanding (1)	1,429	1,429	5,504	1,420	5,285
Fully diluted net income (loss) per share	$(2.10)	$(0.64)	$2.43	$(9.43)	$7.83

Reconciliation of adjusted pre-tax income (loss) to net income (loss) attributable to Cohen & Company Inc. and calculations of per share amounts
Net income (loss) attributable to Cohen & Company Inc.	$(3,001)	$(919)	$4,156	$(13,389)	$11,808
Addback (deduct): Other non-operating income	-	-	-	-	(2,127)
Addback (deduct): Income tax expense (benefit)	1,260	1,761	(4,117)	4,794	(3,541)
Addback (deduct): Net income (loss) attributable to the convertible non-controlling interest	(4,387)	1,387	6,354	(22,078)	26,656
Adjusted pre-tax income (loss)	(6,128)	2,229	6,393	(30,673)	32,796
Net interest attributable to convertible debt	-	-	390	327	1,534
Enterprise pre-tax income (loss) for fully diluted adjusted pre-tax income (loss) per share calculation	$(6,128)	$2,229	$6,783	$(30,346)	$34,330

Adjusted fully diluted shares outstanding (2)	5,424	5,402	5,504	5,398	5,285
Fully diluted adjusted pre-tax income (loss) per share	$(1.13)	$0.41	$1.23	$(5.62)	$6.50

(1) When the fully diluted net income (loss) per share is anti-dilutive, the basic shares outstanding are presented on this line item.

(2) Adjusted fully diluted shares outstanding includes (a) unrestricted Operating LLC units exchangeable into COHN shares at all times, including weighted restricted units, and (b) weighted restricted shares, even during periods when the corresponsding GAAP calculation of fully diluted shares outstanding above does not include them. The Operating LLC units are always included because the non-GAAP measure of performance, adjusted pre-tax income (loss), always includes net income (loss) attributable to the corresonding convertible interest.

COHEN & COMPANY INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2022 (unaudited)	December 31, 2021
Assets
Cash and cash equivalents	$29,101	$50,567
Receivables from brokers, dealers, and clearing agencies	140,933	68,392
Due from related parties	787	4,581
Other receivables	9,527	3,203
Investments - trading	211,828	223,865
Other investments, at fair value	28,022	56,033
Receivables under resale agreements	437,692	3,175,645
Investment in equity method affiliates	8,929	48,238
Deferred income taxes	6,934	11,513
Goodwill	109	109
Right-of-use asset - operating leases	9,647	10,273
Other assets	3,546	3,885
Total assets	$887,055	$3,656,304

Liabilities
Payables to brokers, dealers, and clearing agencies	$134,985	$160,896
Accounts payable and other liabilities	11,439	22,819
Accrued compensation	12,434	22,577
Trading securities sold, not yet purchased	133,957	62,512
Other investments sold, not yet purchased	78	2,488
Securities sold under agreements to repurchase	452,797	3,171,415
Operating lease liability	10,447	10,813
Redeemable financial instruments	7,868	7,957
Debt	29,024	43,394
Total liabilities	793,029	3,504,871

Equity
Voting non-convertible preferred stock	27	27
Common stock	17	17
Additional paid-in capital	72,801	72,006
Accumulated other comprehensive loss	(955)	(905)
Accumulated deficit	(25,151)	(9,204)
Total stockholders' equity	46,739	61,941
Non-controlling interest	47,287	89,492
Total equity	94,026	151,433
Total liabilities and equity	$887,055	$3,656,304

Non-GAAP Measures

Adjusted pre-tax income (loss) and adjusted pre-tax income (loss) per diluted share

Adjusted pre-tax income (loss) is not a financial measure recognized by GAAP. Adjusted pre-tax income (loss) represents net income (loss) attributable to Cohen & Company Inc., computed in accordance with GAAP, excluding other non-operating income and income tax expense (benefit), plus the net income (loss) attributable to the convertible non-controlling interest. Other non-operating income, representing the forgiveness of our PPP loan, has been excluded because it is a non-recurring item. Income tax expense (benefit) has been excluded because a pre-tax measurement of enterprise earnings that includes net income (loss) attributable to the convertible non-controlling interest is a useful and appropriate measure of performance. Furthermore, our income tax expense (benefit) has been, and we expect it will continue to be, a substantially non-cash item for the foreseeable future, generated from adjustments in our valuation allowance applied to the Company’s gross deferred tax assets. Convertible non-controlling interest is added back to adjusted pre-tax income because the underlying Cohen & Company, LLC equity units are convertible into Cohen & Company Inc. shares. Adjusted pre-tax income (loss) per diluted share is calculated, by dividing adjusted pre-tax income (loss) by diluted shares outstanding, both of which include adjustments used in the corresponding calculation in accordance with GAAP.

We present adjusted pre-tax income (loss) and related per diluted share amounts in this release because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted pre-tax income (loss) and related per diluted share amounts help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash or recurring impact on our current operating performance. In addition, our management uses adjusted pre-tax income (loss) and related per diluted share amounts to evaluate the performance of our enterprise operations. Adjusted pre-tax income (loss) and related per diluted share amounts, as we define them, are not necessarily comparable to similarly named measures of other companies and may not be appropriate measures for performance relative to other companies. Adjusted pre-tax income (loss) should not be assessed in isolation from or construed as a substitute for net income (loss) attributable to Cohen & Company Inc. prepared in accordance with GAAP. Adjusted pre-tax income (loss) is not intended to represent and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Contact:

Investors -	Media -
Cohen & Company Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr.	James Golden or Andrew Squire
Executive Vice President and	212-355-4449
Chief Financial Officer	jgolden@joelefrank.com or asquire@joelefrank.com
215-701-8952
investorrelations@cohenandcompany.com